Composite Technology Corporation
Fiscal Year End 2008 Conference Call
December 23, 2008

Operator: Good afternoon ladies and gentlemen.  Thank you for standing by.  Welcome to the Composite Technology Corporation Year End 2008 Conference Call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question please press the star, followed by the one on your touchtone phone.  Please press star zero for operator assistance at any time.  For participants using speaker equipment it may be necessary to pick up the handset before making your selection.

I would now like to turn the conference over to Mr. James Carswell, Director of Investor Relations.  Please go ahead, sir.

James Carswell: Thank you and welcome to our earnings call for the year.  With us today on the call are Benton Wilcoxon, our Chief Executive Officer and DJ Carney, our Chief Financial Officer.  Standing in as well is Marv Sepe, our Chief Operator Officer.  Before we get started I’d like to read a brief safe harbor statement and then turn the call over to Benton Wilcoxon.

Statements made during this call and which are not strictly historical in nature constitute forward-looking statements.  Such statements include but are not limited to statements regarding the potential sales of turbines and related to DeWind’s products, potential sales of ACCC conductors and related products.  Expectations regarding ACCC and DeWind’s revenues, costs, expenses and cash flows for fiscal 2009, expectations regarding any current or future litigation, top line growth and earnings potential with CTC and DeWind businesses and the Company’s position in alternative energy space and the Company’s plans for future DeWind or CTC Cable, cable to U.S. or international sales, plans for development efforts in the DeWind and CTC Cable business, expectations for current and future CTC Cable and DeWind sales orders and manufacturing and anticipated financial results for fiscal 2009.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied as such forward-looking statements.  Reference should be made to all risk factors disclosed in the Company’s most recent annual report on Form 10-K filed with the SEC on December 23rd, 2008.  These factors include but are not limited to risks related to the operations of DeWind and CTC Cable businesses, risk related to the Company’s financial well being, sourcing of materials and the risk that the Company may, Company will continue as a growing concern.  The risk that customers use our CTC technology may not grow as anticipated, the risk that the anticipated market opportunities may not materialize at expected levels or at all and the risk that the Company’s activities may not result in the growth of possible revenue.  All forward-looking statements are qualified in their entirety by this cautionary statement and CTC is providing this information as of the date of this call and does not take any obligation to update any forward-looking statements discussed in the call as a result of new information, future events or otherwise other than required under applicable securities laws.

I’d now like to turn this call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon: Thank you James.  Our agenda for today’s call will be as follows.  First, our CFO DJ Carney will provide commentary on our financial results then I will provide some color about the year and talk about near and mid term objectives and opportunities for the business and the status of our potential wind turbine orders.  Finally, we will take questions on the results.

I’d now like to turn over the call to our CFO.

DJ Carney: Thanks Benton.  First, a quick comment on our 10-K filing.  We are in the midst of a final page turn from our auditors and we expect the 10-K to be filed this afternoon.  Now I’ll take a few minutes to walk through the financial results for the year and the fourth quarter beginning with the P&L and then our balance sheet and finally a discussion of our discontinued operations.

Consolidated revenues for the year were $74 million, including 32.7 million for our CTC Cable business and 41.4 million for our DeWind business.  Revenues more than doubled for both of our businesses year-over-year, up 112% on a consolidated basis over the prior year’s 34.9 million.    Revenues for the fourth quarter were 14.1 million on a consolidated basis, up 180% over the prior year’s quarter and down 6.4 million from 20.5 million for the June 2008 quarter.

Annual consolidated revenues were driven by an increase in our DeWind business due to higher unit sales of turbines, an increase in license fee revenues and by an increase in kilometers of ACCC and ACCC core shipments for our CTC Cable business through our existing Chinese customer as well as for new customers in Poland, Mexico, Spain, Belgium and Chile.

Our CTC Cable business revenues decreased for the three months ended September 30 from the June quarter due to lower deliveries to China in large part due to reduced business related to the Beijing Olympics and in part due to what we believe to be amount to be a seasonal decline caused by the summer months for ACCC deliveries.

Our net loss from continuing operations for the year increased to 35.3 million from 30.6 million in the prior year due to the net effect of 5.9 million in increased gross margin, 13.7 million in increased operating expenses and decreased interest expense of 3.8 million.

Gross margins were negatively impacted during the year due to a non-recurring $4.7 million charge taken to turbine cost of sales and resulting from the closing of our German turbine production facility in July.  Excluding that charge, consolidated gross margins would have been 14.1 million or 19% of consolidated revenues.

Cable gross margins increased to 35.4% of revenues due to an increase in sales of higher margin ACCC core as compared to 2007’s 28.6% of revenues where lower margin ACCC conductor predominated.

Turbine gross margins from products in 2008 was negative 2.4%, including the $4.7 million charge or 10.2% excluding that charge.  In 2007 turbine product margins on a comparative basis were 4.2% of revenues.  The improvement from 4.2% to the 10.2% adjusted is due to an increase in the higher margin license fees from our Chinese customers for our older D6 and D8 turbine technologies.

The 2008 continuing operations expense increase was driven primarily by the DeWind increase of $11 million which in turn was driven by an increased R&D expense of 7.5 million and additional amortization and fixed asset impairment charges of 2.2 million.  The DeWind increase also included a 1.5 million expense impact caused by an appreciating Euro related to our European operations.

The DeWind R&D expenses included 4.4 million in non-recurring expenses related to our U.S. D8.2 prototype and $1 million spent on a new blade design to increase our D8 series to a 90 meter hub as well as headcount increases as we built out our U.S. based technical team.

Cable expenses increased 1.2 million, primarily in sales and marketing expense due to higher revenue levels.  Corporate expenses increased 1.1 million of which 0.6 million was due to higher non-cash stock compensation charges and 300,000 was due to higher audit fees.

Breaking down into each business, during the year CTC Cable achieved key profitability milestones during the year.  On both an operating and income and EBITDA spaces, CTC Cable was profitable, generating 1.5 million in operating income or 4.4% of revenues and 3.2 million in EBITDA or 9.8% of revenues, an improvement of 5.9 million from fiscal 2007 EBITDAS loss of 2.7 million.

DeWind has yet to reach the critical mass of sales required to generate profits and generated 25.3 million in operating losses or 21.2 million if you do it on an EBITDAS basis.  Note that this loss does include 10 million of one time charges for the U.S. prototype expenses and the charge for the German production closure and the German prototype impairment charge of $1 million.

I will now turn to the balance sheet.  We ended the year with total cash of 23.3 million.  We raised 50 million through a private placement with Credit Suisse which closed in the June quarter and which allowed us to continue to invest in our DeWind inventory during the year.  In anticipation of turbine production we invested an additional $35 million into our turbine supply chain, increasing our inventory and inventory prepayment balances to nearly $74 million. Due to the recent credit market downturn, we have reduced our turbine parts purchases as Benton will go into further into the call.

And finally, some explanation on our discontinued operations; there are two pieces of the acquired DeWind Europe business that we classified as discontinued operations.  In the June quarter we sold our remaining interest in DeWind’s former European service business.  In the September quarter we elected to put DeWind GmbH into insolvency proceedings under German law.  DeWind GmbH was a subsidiary responsible for managing approximately 90% of the remaining warranties for our European installation base.  These warranties relate to turbine contracts negotiated while the business was under the ownership of FKI, now owned by Melrose PLC.  The turbines sold while under our control or under EU Energy’s control are managed in separate subsidiaries.

In December 2007, DeWind GmbH lost a key court case with FKI and under German capital law had been required to expend resources to pursue a capital accounts claim against FKI.  In August of this year when DeWind GmbH faced a requirement to recapitalize the entity for approximately 5 million Euros, the CTC board elected to discontinue funding and we placed it into insolvency in late August.  From a business perspective, it gives us the opportunity to relieve ourselves of up to $19 million of liabilities, most of which relate to transactions entered into by other owners prior to June 2005 as well as to avoid cost of litigation required to pursue the capital accounts claim.  We do not believe that DeWind GmbH filing for insolvency will have a material impact to our DeWind business going forward.

The accounting for this transaction is the reason for our filing delay for our Form 10-K which I mentioned earlier should be filed later today.  We were required to reclassify three years of operational P&L information which strained CTC finance resources and required a substantial increase in auditor review time.  For fiscal 2008 the loss from discontinued operations related to DeWind GmbH was $8.7 million and the loss for fiscal 2007 was 11.9 million.  Those figures may be slightly different from the amounts previously announced in our earnings release earlier or last Monday.

And with that I will turn the call over to our CEO, Benton Wilcoxon to discuss business opportunities and the business going forward.  Benton?

Benton Wilcoxon:   Thank you, DJ.  First, we will discuss the CTC Cable business and then we’ll go to the DeWind business.  As you know, we manage things in these two separate subsidiaries.

This business is moving along very nicely and we remain focused on managing the global growth and establishing the unassailable technical proof in understanding of our products.  We are growing in all the markets and positioning our companies for this and to create the new products which will fund growth in the years to come.

Focusing on the sales first, we’ve had quite encouraging news on the U.S. sales front which was quite limited in the past year but in this particular case the number of new installment programs for infrastructure which we have captured, which are pending at the moment and should be announced in the coming quarter.  ACCC conductor is specified in those particular projects as being the conductor of choice, one which is more efficient than the others.  It is by far the deepest penetration into the U.S. market that we have made and since there is so much of our cable now up in the air around the world it is now very difficult argument to make that it is a new product that has not been sufficiently tested.

So as a result of this more focused sales attention, added new sales personnel, sales channels and agents and a good deal of hard work from independent test laboratories, customers that can prove and verify the technical and economic value of ACCC conductor we believe that in 2009 will be the year we finally see large scale adoption of ACCC conductor by U.S. utilities.

Internationally, the order flow in China has resumed after a dip due to the national events and holiday periods which were quite excessive this year, and usually wouldn’t be in this country, but they shut down all activities for installation around the Olympics, both for a period before it, and then afterwards there was the Paralympics where installation still was  shut down during that period and then they went into a holiday moon festival after that.  So, essentially an entire quarter was lost in China.  We’ve now received an order with an announcement this morning, a new 240 kilometer order in December and we’ve identified a series of orders totaling nearly 3,500 kilometers which we expect to be executed starting early, as early as next week but certainly into the New Year.

We’ve been focusing a great deal of effort on Mexico and Latin America where we see a great deal of growth potential.  We have one as recently announced, the energizing of a small project up in Baja, California and we have definitive engineering on some assignments in other parts in Mexico all of which would total a fairly significant portion of our international business should these projects be completed as we believe will be the case early in the year.  Engineering is completed and we have proven that ours is a more economical basis for those installations.  Now we await just the administrative approvals from the head of the state grid.

We’re actively developing new markets in South America.  We’ve been getting stranding qualification – we’ve given stranding qualification agreements to three stranders in Brazil and one strander in Columbia.  We’re investigating a strander in Ecuador as well.  We’ve won tenders recently in India and Indonesia.  We’ve also recently announced and signed two different stranders for the new market penetration.  It’s very important that we have stranders in those locations that will manufacture the completed conductor after we’ve produced the ACCC core over here and ship it to them because in some cases such as Brazil there’s a very high import tariff and we will not be able to penetrate that market sufficiently unless we have local suppliers for the product.  Installation base for some of these tenders are still being determined.

As far as operations, operationally our current backlog is about six weeks.  With the addition of expected near term orders the backlog would move to nearly six months, including using the entire new production floor which we have, been in the process of opening up for the last quarter.  We’re looking for the very real possibility of having the entire production capacity for all of 2009 booked in the first quarter which might necessitate us to bring a new production floor on line in another facility since we will have now completely booked up, if this was the case, booked up this facility here in Irvine, California.

The production floor that we have promised to be on line earlier was delayed due to a defective UPS unit because when we have this many, this much equipment operating simultaneously we have to have uninterruptible source of power.  If there’s any power outage, even for a few seconds, will trip off equipment in line and cause several hundred thousand dollars of damage or lost products, just for a couple of seconds of power loss.

We passed our annual ISO audit in November and we were recertified for another year.  We’ve taken steps to reduce overhead expenses wherever possible.  We’re in active discussions with General Cable to form a new manufacturing agreement for North America on a non-exclusive basis.  General Cable would also support sales activities as requested.  We’ll be moving towards such an agreement in January.

We’ve completed several sets of important tests at independent labs, all with excellent results.  We have cleared every known hurdle in our way and have done this with the participation of one of our key customers in the U.S., American Electric Power.  We believe that this will open the door wider for use at American Electric Power and all of the companies following this progress.

In summary, the cable business is in a very important phase.  I would say that it is reaching, has reached the critical mass where now it is clear that this product is the most energy efficient conductor and really is a key solution for the expansion of any transmission and distribution line, as particularly any of those in congested areas which would be the point where people would look at it first.  We believe it has tremendous potential in 2009 and that we’re pretty – we’re rather well geared up to take advantage of that.

We finally have some exposure and I believe we have cracked some new, penetrated some new markets for higher voltage transmission lines which were sort of the cream of the crop of the most elite of transmission lines.  These are those that are 500 kilovolts and higher.  We’ve grown 100% per year, since 2006 without substantial cost growth as a percentage of sales.  Our capacity expansion will now come on line and we’re looking at the very possibility of being sold out very quickly.  The message is, ACCC conductor is now an accepted, attractive and useful product for utilities worldwide.  Our efforts of the past years are bearing fruit and we’re in a position to capitalize on the demand.

Now on the DeWind side of the company, in this subsidiary we are weathering the turmoil of financial markets.  This has impacted the ability of our potential customers to get project financing and has delayed the awards we would otherwise have had by now.  This creates a drain on the company for now, but we believe that this will turn around in the coming months.  To speak about the recent performance, we shipped five units for Seawind for the Punta  Colorado project in Chile.  Five turbines were shipped around December the 14th and another five will be shipped this coming week.

We shipped and assembled the Hilltop D8.2 unit for Minnesota.  Commisioning is underway, hampered by the severe weather this past week but expected to be completed by the end of 2008.

We have completed three D6 turbines for the U.K. retailer warehouse site through our licensed partner and the turbines are ready for shipment.

We continue to deliver D6 turbines parts and services to our Czech customers.  The D8 units for the Czech customer had been delayed while that customer sorts his financing issues with the Czech bank.  We have been an active participant in those discussions and still expect this project to come on line as we know the buyers for the power are still utility companies which do receive their income from people who use electricity and as soon as the ability of that situation becomes clear we believe the banks will once again resume lending to such activities as utilities and utility related projects.

Our number one issue is we still need to close sales, particularly sales from the U.S.  Several customers are in active negotiation but we’re really up against that demon of financing for the customer.  All discussions grind to a halt when we get to the key item of their financial performance and funds to be transferred to initiate the production cycle for the turbines.

Addressing sales further, we have active bids for many projects, with three high probability opportunities.  There are two D8 turbines for China from another customer.  A deal summary sheet is finalized and is pending acceptance from the customer’s chairman upon his return from a global trip expected to be very shortly in the coming week to two weeks.  Five D8.2 60 hertz turbines for Mexico, we expect an award date of early January and five D8.2 turbines for Michigan awaiting response also due in January.

Other turbine sales possibilities are a large oil company that’s a key possibility for mid year 2009.  The turbine order would start with an initial five D8.2 turbines and then likely increase to a total of 40 units of D8.2 turbines.  It has passed the technical review and technical reports have been issued to the decision makers of that project.

A large local power generation utility is another key possibility.  They completed most of their technical due diligence on the D8.2 and are finalizing their assessment of the turbine.  If the assessment is favorable the next step is to purchase and install a to be determined quantity for installation at a trial project for operating assessment so that one can assess the advantages of the D8.2 turbine over the other ones which they currently utilize.  The team continues to work on a number of other developers, all of whom are projects through which the project details have been determined but they’re awaiting project financing.

We have multiple opportunities to license D8 technology in China and Australia.  These deals could provide a revenue stream and a broader acceptance of the DeWind turbine technology and that is the technology which does not sell in the United States but which is based only in 50 hertz and one that originated in Germany, the older technology.

Regarding closed sales deal backlog for fulfillment in 2009, the city of Willmar, Minnesota is a two turbine D8.2 project with 50% progress payments already received and installation is slated for second quarter 2009.

As far as technology development issues for DeWind, development for the larger blade rotor has slowed except for some load evaluation work that will be accomplished in-house by the technical staff in Lübeck.  Due to delay in sales we really cannot move forward with these activities as quickly as we would like since we do not have the firm orders for our larger blade rotor for the D9, so called D9 turbine.  While this development has progressed very well, our next critical step is the actual fabrication of it, which involves committing large blocks of funds to the mold and completing the actual turbine.  All engineering has been completed.

The development of the minus 40 degree centigrade cold weather package is also delayed.  It is necessary for turbines to be installed in some parts of the northern half United States and most of Canada.  The cold weather package deployed in the Hilltop turbine in Minnesota is an acceptable configuration but it will be refined to achieve certification.  All this requires funding and as soon as we have orders for such cold weather turbines, extreme cold weather turbines, then we would resume those projects and put them in the actual supply fulfillment chain.

Supply chain issues – the total obligations for supply chain are something we must deal with and they will only be partially offset by customer orders.  The reason we are able to offer any turbines for sale in 2008 is because we made a decision to order parts well ahead of actual sales orders from customers.  The parts are now ready and we must pay for them in order to fullfill supplier obligation for turbine parts through our Chinese license partners for components where advance payments have already been made, that’s in addition to supply obligations for those other turbine parts which they continue to purchase from us.  Our inability to fund a supply chain has caused substantial delays and a major erosion of the deliverable quantities which we could have provided in 2008 and in 2009.  The lack of funds continues to impact those quantities.

On the wind farm development side, we’re still looking for either investors or buyers for the Little Pringle project in Texas.  We have active proposals and prospects are on the table but no orders have been finalized and we have run straight into the holiday season here with all of the parties resuming negotiations after the first of the year when everyone returns to the office.  This particular sale would pump money into the supply chain to maintain our ability to build turbines and generate revenue.

In summary, we would like to believe that we are at the edge of sales traction and we must solve the bank financing issue for the customers and ways to help customers who still can’t get DeWind turbine finance.  Once the order flow starts it can alleviate a great deal of the problems discussed related to payments and delays.  Unless we find the right investor or sale the Little Pringle farm and plow those funds back into our cash reserves and into the supply chain as quickly as possible, this business will still require a substantial amount of cash to move it along slowly, this being our DeWind business, even with the receipt of customer orders.  With a growing backlog, operational financing will be critical and we must position ourselves to have this tool available to us.

So in summary, this is the statement of our prospects for the coming year and announcing what our accomplishments have been for the 2008 fiscal year as well as some looking forward concepts as to where we could be in the future.  Of note in  2009, we have some excellent prospects for our ACCC conductor product from our CTC Cable division and excellent possibilities for our DeWind division but still some difficulties in the turbine finance which we do hope will start to be alleviated or we hope the new administration will deliver on its promises to spend money in the area of renewables.  We already know they have made noises to that end as well as to improvement of infrastructure which may accelerate some of the projects even for ACCC conductor in the United States even yet this year, probably for installations more towards the following year due to the time delay and the sufficient engineering which is necessary for all these projects.

And with that I believe that it be time for us to turn to questions.

Operator: Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star, followed by the two.  If you are using speaker equipment you will need to lift the handset before making your selection.  One moment please, for our first question.

Our first question comes from the line of Corey Tobin with William Blair.  Please go ahead.

Corey Tobin: Hi, good afternoon.  Let’s start with the cable side, if I could please.  You mentioned Benton, that there is a number of potential projects here which should result in commitments and announcements here in the first quarter.  Can you give us a feeling as to how or rather can you give us a feeling as to the magnitude of that opportunity or those opportunities?  Essentially, how much cable could be purchased here from the domestic utilities?

Benton Wilcoxon: Well, in the domestic side, let’s see we have the, well we had in terms of kilometers identified we have approximately over 8,000 kilometers identified.  Now we don’t know how fast all of those players would come in although they could all come in quite just as easily.  I mean all these have been spec-ed out, engineered, discussed, re-discussed, re-quoted and well massaged and I would say we are quite confident they would be – we would certainly double, significantly more than double the sales of the conductor that we had this year.

Corey Tobin: For the total in the U.S. or global sales for this?

Benton Wilcoxon: In terms of the U.S.?

Marvin Sepe: Corey, this is Marv.  Globally, what Benton was talking about were the global numbers.  In the U.S. market we know we’ve identified here in the first quarter somewhere around well over 300 kilometers, meaning we identified and we would be looking for Q1 2009.

Corey Tobin: Okay, great.  Good to hear.  Switching to turbine side, two areas of questions.  I guess first on the Czech business, Czech opportunity, it sounds as if you have confidence that this situation on the financing side will be resolved yet I’m curious as to where the confidence comes from.  If you could just take a second and explain exactly what the hold up is with respect to the financing and why you believe it will be resolved at a relatively quick timeframe and I guess to take it one step further, what do you see the timeframe being until we have resolution on that front?

Marvin Sepe: Well, we’ve been in constant discussions with the Czech customer and the, as I said, even being part of the bank discussions.  So we know clearly what the bank is looking for and what the hold up is there.  They’re looking along the lines of a bond that assures all goes forward.  The customer itself has its projects, 10 of those projects or 10 sites of those projects, where they go but again it’s the bank and the customer to sort out what they’re doing for funding and securitization on those projects.

For us, we’re sort of sitting in the wings in the discussions telling them the product will be ready to go when you start your deal on that side.  So had we not been involved in the discussions there to day or all the bank meetings we would be a little more skeptical but having participated we understand clearly what their issues are, we feel confident with it.

Corey Tobin: And again, just to follow up with it.  What is the source of the confidence?  I understand it’s been fairly well publicized that banks are very apprehensive at this point so, I guess where do you think the timing is and I guess, why do we think the log jam is going to be broken here in the near future?

Benton Wilcoxon: Well, I think even today in the news there is another small project which every day I’m seeing another project in Europe which is coming on line with financing.  This one I think was 30 something turbines for financing in Europe okayed by a bank so I think what you’re seeing is very large projects are having a bit of difficulty but the smaller projects when they realize that they’re a solid source of income to make the payment stream it’s not like it’s an unsecured debt and it still needs to lay out the funds.  So given that particular situation, I believe you’re going to see it opening up more and more.

Marvin Sepe: It also has to do with the relationship of this particular customer and his bank.  They have a long standing relationship that has gone on for many years.  And so, with that relationship, you know, they feel that they can go forward with this thing.  For somebody that they didn’t feel comfortable with, I think it would have ended a long time ago.  They’re working very hard to come up with the right way to do it.  The seven D6 received that we shipped there first of course, are all going in the ground and the revenue is coming back off of that and the bank is very comfortable with it, with our company and the technology so they’re just waiting to sort out their longer term financial deals.

Corey Tobin: On a related topic, I know there was some discussion previously about receiving certification.  I believe it was from the financing arm of General Electric or something of that nature.  With respect to the turbines that you have sitting here in the United States, can you give us an update as to where that currently stands?

Marvin Sepe: I’m not exactly sure what you’re speaking about Corey but are you talking about having a U.S. bank certify the machine or just basically say it’s ready to fund it?

Corey Tobin: I believe there was a discussion previously about if you had so many hours on the new turbine design here domestically.

Marvin Sepe: Yes, we’ve actually exceeded the number of hours that were put out there as a benchmark.  They want 8,760 hours of operations of the D8.2 technology.  We exceeded that.  We’re well into the over 9,000 hours.  That was before this financial crisis and now the hurdle has changed.  The goal post moved and they said okay, well now you have operating hours but gee, we’re going to slow down a bit until we can have it all sorted out.

So again, one of our frustrations with this business is we keep trying to hit every milestone.  We keep trying, we did the warranty.  We did the balance sheet improvement.  We certified the machine.  We’ve got the operating hours and it always seems whenever we get to that next milestone another one pops up down the road, so.  But we’ve overcome the hours.  We’re well over 9,000 operating hours on the machine.

Corey Tobin: Okay great.  And last one if I could, given you know, the turbo is out there with respect to the wind business in general, not specifically DeWind but rather just in general.  Are there any thoughts at this point with respect to trimming the cost base in any way and if so, any details you could provide on that?  Thanks.

Benton Wilcoxon: I mean one of the trimming costs was to eliminate the overhead from our European subsidiary parts which were not being utilized which we inherited, which is part of the discontinued operations that DJ spoke of earlier.

DJ Carney: The closure of the GmbH is saving us in excess of 1 million Euros a quarter.

Marvin Sepe: As far as other actions taken on in the operating subsidiaries for DeWind, we are cutting costs everywhere we can. We’re watching headcounts.  We’re watching all net expenses.  We’re only spending absolutely where we need to.  We need to maintain a certain mass of the business though to be able to sell and to be able to respond when customers come through with orders.  So we’re managing on a daily basis.  We’re maintaining the assets, maintaining the capability but being very careful what we spend.

Corey Tobin: Okay, thank you.

Operator: Thank you.  Our next question comes from the line of Mike Briard with Hodges Capital.  Please go ahead.

Michael Briard: Just a few questions, back on the cable area.  Has AEP definitely approved you for their major long line cable installations and when do you think you might get a substantial order from AEP?

Marvin Sepe: We deal with AEP virtually every day of the week.  We are approved for use on all their lines, 345 and down.  We have not been on a 345 kV line yet with AEP but there really are no restrictions.  The testing that we’ve done with them has really been quite good.  They’ve spent a lot of time with our engineering teams.  They want to understand the technology.  Originally they were moving toward understanding the technology well enough to use it on the 765 kV lines which I think is what you’re talking about, Mike.

Michael Briard: Yes.

Marvin Sepe: We do not have a blanket statement from them yet that it’s approved for 765.  I don’t know exactly what form that would take but we do know AEP has gained an extreme level of comfort with the technology and we believe now that it should have pretty widespread use.  We’d love to see it even roll out on the 765 lines.

Michael Briard: Okay but that you have finished tests it’s just that you’re writing up the final report.

Marvin Sepe: Yes, we have reports written with AEP, by AEP, by our team.  We’ve put it through a torture test, virtually every way, shape and form and it’s come out great.  One of the things that’s affecting the edits, it was very important to us to go out and get as much third party verification of ACCC technology as we could and we did it in Asia.  We did it in Europe.  We’ve done it now through a series of labs in the United States.  It was great for us to go out and say our technology really shines but it was important for us to get third party validation of that.  We spent a great deal of time this year doing that and we’ve really had super results and we’re very happy with our technology.

Michael Briard: You had mentioned 8,000 kilometers of orders, possibly the most of that being overseas.  Is that predominantly China or Latin America or where would that come from?

Marvin Sepe: It’s actually sort of a split between Latin America and China.  Of course, China we have our distribution agreement with Far East so we can count pretty clearly, we have pretty good visibility of what our order base will be per quarter and actually we’re seeing that out of our China, and potential China shipments for the first two quarters.  But Latin America we believe is going to be a homerun and great demand for the technology as we go down there, both throughout Mexico and all the way down to Brazil.

Michael Briard: Okay.  Is it possible that the cable business could grow fast enough to support the turbine business, financially?

Marvin Sepe: Yes, the cable business is growing very fast and we have good margin levels and it spins off a fair amount of cash.  The difficulty with the wind business of course is it’s very capitally intensive.  So, if you want to put 100 or $200 million worth of parts in inventory for future productions the next year, that’s a big nut to crack and I’m not sure that the cable business would spin off in those large amounts.  Cable business in conjunction with some customer deposits could be enough.

Michael Briard: Okay.  And on the Little Pringle, that group is talking about I believe a 620 megawatts.  How are you coming in financing for that?  You have people that are interested as soon as the banks approve it, or what’s the status?

Marvin Sepe: We have several discussions going on with different groups that are interested in the Pringle projects.

Michael Briard: Well, not just for Little Pringle but also the whole 620 megawatts.

Benton Wilcoxon: We have interest from parties for the whole project.  What we’re trying to get someone to focus on is take advantage of the two that are ready to go right now and so you get started but also of course puts some of our machines into operation and recover some of our funds from the inventory we have, which puts us in a much better position and then go ahead and proceed with the development of the 600 megawatts.

A couple of other smaller players who can’t do the 600, only want to look at the small ones and that’s an okay option as well because the larger parties will still be there to look at the 600.  So, we’re fairly confident that we’ll go straight into some very detailed discussions.  We’re sharing due diligence information back and forth so we’re confident we’ll get into it in January.

Michael Briard: Okay.

DJ Carney: For all those on the call right now, we’ve just filed our 10-K so it should be on the SEC’s website shortly.

Operator: Thank you.  Our next question is our last question from the line of James Stone with PFK Advisors.  Please go ahead.

James Stone: Could you give us a feel of the turbine, how some of the slow down might be impacted by oil prices as well as the economy or is that not an issue?

Benton Wilcoxon: We haven’t really seen the oil prices are an issue.  It’s really an affect of the utilities still being required to hit renewable production standards and there still being a general sentiment on the population, even though there is an economic crisis and a lot of hardship, we don’t see the lightening up of the pressure of the environmental green issue.  And everybody keeps telling us that in fact, that’s going to continue.  So, I don’t think that the oil price has a big affect.  It may affect someone that may be a primary group or something and making a decision but I don’t see it as a major affect.

James Stone: How do your orders split out on the DeWind or the prospects you’re working with, utilities, types of things, big installations versus other smaller groups or really just investment groups building wind farms to make money?

Benton Wilcoxon: The two larger, the three larger projects are really large, financially strong institutions that have other wind farms and are quite experienced in the game and that’s the majority side.  Although at the same time, saying there seems to be a great deal of interest in the smaller projects of that are coming in from the so-called community wind projects.  I think some of the advantages there are our particular type of turbine where those local grids are usually 13.8 kilovolts and ours will synchronize straight into without the need of any transformers, any special substations at all.  And so I think that once we see a couple of those up in operation that it will be an incentive for others to take a hard look at our turbine.

James Stone: What’s the competitive picture like for DeWind now and, you know, specifically D8?

Benton Wilcoxon: Well if you’re really comparing apples to apples, meaning the same size rotor for two megawatts of output, then we’re still right in the pretty competitive equal spot both in pricing as well as in performance.  So we’re right up there at the top as far as the performance, equal to the best.

If you look at the larger rotor which we don’t have deployed yet, for still a two megawatt size having a larger rotor would, we’re behind on that but assuming we add the so-called D9 which we have completely engineered and are ready to produce as soon as we do get those orders firmed up.  It’s the deposits.  So, as soon as we have those ready then I believe we will be competitive, right at the top of the finest in the business which are really the REpower turbines probably being the best ones and then the performance on the larger bladed GE would be right there the same equivalent type of output.

James Stone: And also when you look at the total of cost of ownership and roll out the transformers and all that, is anybody else planning to go into the synchronize world and compete with you?

Benton Wilcoxon: Well, we hear rumors that there’s a paper turbine, one that’s never been produced before that is trying to take a look at it.  It’s not by a known turbine manufacturer and so when we hear something like that we go the road towards getting that done with a brand new device which, shall we say, rumors in the market have not worked correctly yet.  I think it’s a long, long, long road.

Marvin Sepe: Believe us, we’ve spent the last two years fighting that battle of taking new technology into a very conservative market place and now you take a turbine from a company that has never produced and you decide you’re going to go in and produce it, convince people to use it.  They have a very, very tough road.

Benton Wilcoxon: And a torque converter which they are using, not from Voith, somebody who is an internationally well known company with decades and decades of experience in that torque converter but from a brand new enclosed paper design from someone who has never been experienced in the torque converter business.  So therefore, I’m saying that I think it’s a very, very tough road and I think it’s years before someone can come into such a position.

James Stone: So, you’re not picking up anything with the biggies who have established reputations that are interested in design?

Benton Wilcoxon: No, it goes against their stated philosophies.  I mean they’re, they’ve got a different design philosophy and one of the things pretty tough if you want to change your entire concept, you really start creating internal competition for the bread and butter of your operation, all of your existing turbine sales while you’re trying to launch it.  So, I don’t think you really want to get into that game until you finally see someone really capture a significant market share and to be a viable threat.  It’s sort of like a switch between, you know, film.  You didn’t see Kodak go into digital cameras in the beginning because they’re dead set against it.  They wanted to sell film.  They finally had to get into it because there is no choice but they certainly didn’t lead the revolution.

James Stone: I had long discussions with them at the point they were making that decision and walked away from an investment because they clearly weren’t going to be aggressive.

Benton Wilcoxon: Right and I think that’s the situation and it’s a tough road in today’s environment where the financing has been diminished for everybody.  It doesn’t matter whether you’re GE.  It doesn’t matter whether you’re Vestas, Gamesa or anybody, if the financing has been diminished for the customers and therefore, you have some cancellations so it’s probably the last thing you want to go start spending a lot of money on a brand new technology that you’re not familiar with, that’s not proven with your company.  So therefore I don’t think we’ll have tremendous issues with it.

James Stone: Now that you’ve had the delay in ordering parts and all, what does that do to your thinking about when you might break even?

Benton Wilcoxon: Well, it is certainly frustrating.  It would take many orders next year to really break even.  I think it’s impossible next year.  I think you’d have to be 2010 if we got all the orders streaming in, in January.  There really is a possibility of those types of orders.  I mean even from a couple of other countries that are looking at extensive financing just as our government is talking about some incentive financing from the government on sort of public works projects and other projects.

  With our own wind farms if somebody really got excited and bought it and placed an order for a couple hundred turbines, that could make it as well.  A couple of these other orders we talked about might be even total about 100 that we were discussing before in another foreign country where again it could be 100.  Certainly if you got all those orders and got the deposits in it would tell you, you could break even in the 2010 period.

James Stone: But even in ’10 it looks higher probability second half over first half?

Benton Wilcoxon: I’d say so just because of deliveries and getting your final payment and being able to book all the value and recognize the revenue.

James Stone: And T. Boone, is anything happening there?  Does he still want to pick your pockets?

Benton Wilcoxon: He still likes to pick pockets as well as I think he’s retreating.  He’s doing a good favor in terms of getting all of us to realize that wind is still the viable option to importing a lot of energy but in terms of his major focus on it, I think he has probably bit off a little more than he can chew.  He’s retreating a little bit.

James Stone: Okay.  Thank you.

Benton Wilcoxon: Thank you very much and all for this, for timing this conference call.  We apologize again for the slight delay in getting the 10-K results which we had intended to get out prior to the call so you’d have a few hours to mull over the numbers and could get more specific with your questions.  But due to the holiday time period, we didn’t think it was appropriate to try to delay this again until tomorrow as most people are not going to be focused in their offices tomorrow afternoon.

Thank you for your support of the company and we wish you all a happy holidays and a great New Year or a better one maybe than this year, at least the end of this year.  Thank you.

Operator: Ladies and gentlemen, this concludes the Composite Technology Corporation Year End 2008 Conference Call.  Thank you for your participation and have a great day.  You may now disconnect.